Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of January 14, 2010 (the “Agreement”), is entered into by and between Bare Escentuals, Inc., a Delaware corporation (the “Company”), and Leslie A. Blodgett (the “Executive”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated January 14, 2010 (the “Merger Agreement”), among the Company, Shiseido Company, Ltd., a corporation organized under the laws of Japan (“Parent”), and Blush Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), the Company will become an indirect wholly owned subsidiary of Parent upon the completion of a tender offer (the “Offer”) and the subsequent merger of Purchaser with and into the Company (the “Merger”), in each case, as contemplated by, and more fully described in, the Merger Agreement;

WHEREAS, as a condition and mutual inducement to the transactions contemplated by the Merger Agreement, and to preserve the value and the goodwill of the business being acquired by Parent in connection with the Offer and the Merger, the Merger Agreement contemplates, among other things, that the Executive shall enter into this Agreement, a Contribution Agreement by and among the Company, Parent, Purchaser, Blush Holdings, LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Holdings”) and the Executive, of even date herewith (the “Contribution Agreement”), the Limited Liability Company Agreement of Holdings (as the same may be amended from time to time, the “LLC Agreement”), and an amended Name and Likeness License Agreement by and between the Company and the Executive, dated as of September 22, 2006, and amended as of the even date herewith (as amended, the “License Agreement”);

WHEREAS, the Company desires that the Executive continue to be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

SECTION 1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as the Executive Chair of the Company.

SECTION 2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term commencing immediately upon Purchaser’s purchase of shares of common stock of the Company pursuant to the Offer (such date of such purchase being hereinafter referred to as the “Effective Date”) and ending on the third anniversary of the Effective Date unless, and to the extent, such term may be extended by mutual written agreement of the Company and the Executive. Unless so extended, the Executive’s employment shall terminate on the last day of the applicable term, and the Executive shall be paid the Accrued Rights (as defined below) within 10 days thereafter, but shall not be entitled to receive any severance benefits or payments. Notwithstanding anything herein to the contrary, in the event that Purchaser’s purchase of shares of the common stock of the Company pursuant to the Offer is abandoned or otherwise fails to occur, and/or the Merger Agreement is terminated prior to the completion of the Offer, this Agreement shall be null and void ab initio. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

SECTION 3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company in the capacity of an executive officer of the Company as the Executive Chair of the Company and report to Carsten Fischer or his successor in the office of Chief Officer of the International Business Division of Parent, or any successor office following a corporate reorganization of Parent (the “Parent Designated Officer”). In addition, and without further compensation, the Executive shall serve as a member of the Board of Directors of the Company and as a director and/or officer of one or more of the Company’s Subsidiaries (as defined in Section 15 below) if so elected or appointed from time to time. During the term hereof, the Company shall maintain executive offices for the Executive in San Francisco, California.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as are commensurate with her position as Executive Chair and co-principal executive officer of the Company, as may be reasonably assigned to the Executive by the Parent Designated Officer from time to time, including, without limitation, (i) developing the long-term strategy of the Company in cooperation and consultation with the Chief Executive Officer of the Company and the Parent Designated Officer, (ii) shaping the creative vision, marketing direction and product development for the Company, (iii) building and maintaining external relationships and brand awareness with clients, customers and distributors; and (iv) serving as the spokesperson and face of the Company to the public, media and the industry; provided that it is hereby agreed and understood that (x) the senior executives of the Company responsible for marketing and product development shall report to both the Executive and the Chief Executive Officer of the Company and (y) certain other executives of the Company, who are responsible for corporate functions (e.g., human resources, information technology and legal) may have reporting obligations to Parent and to other Affiliates of the Company in the United States (and employees of Affiliates of the Company may also report to such Company executives), in addition to those to the Executive and otherwise within the Company. The parties hereby acknowledge and agree that during the term hereof it is intended that the responsibilities, duties and authority of the principal executive officers of the Company shall be allocated between (but not necessarily shared by) the Executive Chair and Chief Executive Officer, as contemplated above, and that Myles B. McCormick shall serve the Company as its Chief Executive Officer; provided, however, in the event that Mr. McCormick ceases to serve as the Chief Executive Officer for any reason during the term hereof, the Executive shall be consulted by the Parent Designated Officer in connection with the selection of any successor to Mr. McCormick in the office of Chief Executive Officer of the Company.

(c) During the term hereof, the Executive shall devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates (as defined in Section 15 below) and to the discharge of her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Parent Designated Officer in writing; provided that, the Executive shall, to the extent that such activity does not contravene the first sentence of this Section 3(c), be entitled to (i) continue her membership and current level of involvement on the board of governors of Cosmetic Executive Women, Inc., and (ii) join two additional corporate boards of an entity that is not a competitor of the Company or Parent, and devote a reasonable amount of time to activities as a member of such board of directors.

SECTION 4. Compensation and Benefits. Subject to the provisions of this Agreement, as compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Seven Hundred Thousand Dollars ($700,000) per annum, payable in accordance with the payroll practices of the Company for its executives and, subject to annual cost of living increases, as determined by the Remuneration Committee of the Board of Directors of Parent (the “Remuneration Committee”), in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary.”

(b) Incentive and Bonus Compensation. As additional compensation for her services hereunder, the Executive shall be eligible, during the term hereof, to participate in the Company’s annual bonus plan, in effect from time to time, with an annual target bonus equal to 100% of the Executive’s Base Salary, subject to attainment of corporate performance goals as determined by the Remuneration Committee (such target performance goals shall be hereinafter referred to as “Bonus Target Performance”) for each Bonus Year (as defined in Section 15 below) during the term hereof. Any bonus earned and payable under this Section 4(b) is referred to herein as an “Annual Bonus.” If Company performance is at least 91.5% of the Bonus Target Performance for the Bonus Year (“Bonus Threshold Performance”), the Annual Bonus shall be equal to 25% of Base Salary, and if Company performance is equal to or greater than 113% of Bonus Target Performance for the Bonus Year (“Bonus Maximum Performance”), the Annual Bonus shall be equal to 200% of Base Salary, with payouts for Company performance between Bonus Threshold Performance and Bonus Target Performance, and between Bonus Target Performance and Bonus Maximum Performance, respectively, determined ratably by the Remuneration Committee. The performance goals and Bonus Target Performance for the 2010 Bonus Year shall be set forth in a side letter by and between the Company and the Executive, of even date herewith (the “Side Letter”). Notwithstanding the foregoing, the Remuneration Committee shall have the discretion, but not the obligation, to pay an Annual Bonus, in an amount not to exceed 25% of the Executive’s Base Salary, with respect to any Bonus Year for which Bonus Threshold Performance is not met or exceeded. The Annual Bonus, if any, due to the Executive for any Bonus Year, shall be paid to the Executive no later than March 15th of the year following the end of the applicable Bonus Year.

(c) Long-term Incentive Award. On the Effective Date, the Executive shall receive a cash-based, long-term incentive award (the “LTI Award”), which shall have a target value, as determined by the Remuneration Committee, equal to $3.585 million in the aggregate (the “LTI Target Value”) and which shall vest subject to (i) the attainment by the Company of cumulative performance conditions for Bonus Years 2010, 2011 and 2012 (the “LTI Performance Period”), as set forth in the Side Letter (such cumulative target performance conditions shall be hereinafter referred to as “LTI Target Performance”), and (ii) the Executive’s continued employment with the Company until the expiration of the Performance Period. If Company performance during the LTI Performance Period is at least 80% of LTI Target Performance (the “LTI Threshold Performance”), the value of the LTI Award shall be equal to 50% of the LTI Target Value, and if Company performance during the LTI Performance Period is equal to or greater than 120% of LTI Target Performance (“LTI Maximum Performance”), the value of the LTI Award shall be equal to 200% of the LTI Target Value, with payouts for Company performance between LTI Threshold Performance and LTI Target Performance, and between LTI Target Performance and LTI Maximum Performance, respectively, determined ratably by the Remuneration Committee. Subject to the attainment of LTI Threshold Performance for the LTI Performance Period, the LTI Award shall be settled by a lump sum cash payment, in an amount determined in accordance with the preceding sentence, to the Executive within 45 days following the expiration of the LTI Performance Period. Notwithstanding the foregoing, in the event of a Change of Control of the Company (as defined in Section 15 below), the LTI Award shall vest in full and be settled to the Executive within 45 days following the Change of Control, with the payout value determined (x) based on the actual performance of the Company for the full Bonus Years elapsed in the LTI Performance Period prior Change of Control of the Company and (y) assuming performance of the Company at LTI Target Performance for the Bonus Year in which the Change of Control of the Company occurs and any subsequent Bonus Year in the LTI Performance Period; provided that to the extent that the Change of Control of the Company does not satisfy the requirements of a change in control payment event for purposes of Section 409A (as defined in Section 5(j) below), the LTI Award shall be settled to the Executive within 10 days following the first to occur of (i) a Change of Control of the Company meeting the requirements of Section 409A and (ii) the Executive’s termination of employment. For the avoidance of doubt, Bonus Year 2010 shall be deemed to be a full Bonus Year for purposes of determining the number of full Bonus Years elapsed in the LTI Performance Period under this Agreement, notwithstanding the occurrence of the Effective Date after January 1, 2010. It is hereby agreed and understood that during the term hereof, the Executive shall not be eligible for any other long-term incentive compensation from the Company and its Affiliates, other than the LTI Award.

(d) Vacations and Sick Leave. During the term hereof, the Executive shall be entitled to six weeks of vacation per year and 10 sick days per year, to be taken at such times and intervals as shall be determined by the Executive.

(e) Other Benefits. During the term hereof and subject to any contribution therefore generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or terminate its employee benefit plans (except for the Severance Amount as set forth herein in Section 5(d)(ii)) at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. Notwithstanding the foregoing, the Company shall provide the Executive for the entire term of this Agreement with fully-paid health, dental, disability and life insurance benefits for Executive and her family on terms no less favorable than as of the Effective Date without any required contribution from the Executive.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, including but not limited to, (i) a car allowance, in an amount not to exceed $1,200 per month; (ii) a fully-paid on-site parking space at the Company’s headquarters in San Francisco, California; (iii) first class airfare when traveling on Company business; and (iv) expenses incurred in respect of wardrobe required for television appearances made by the Executive in connection with her duties on behalf of the Company and its Affiliates, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. Any amounts payable under this Section 4(f) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the Executive incurred the expenses. The amounts provided under this Section 4(f) during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of the Executive’s, and the Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

SECTION 5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate, (i) the Base Salary earned but not paid through the date of termination (payable within 10 days thereafter), (ii) any bonus compensation earned or awarded but unpaid on the date of termination payable in accordance with Section 4(b) above, (iii) a pro-rated portion of the Annual Bonus that the Executive would have earned for the year of the Executive’s death, pro-rated based on actual performance for such year and the period of time served by the Executive during such year, payable when the Company generally pays annual bonuses to employees, but in no event later than March 15th of the year following the year in which the Executive’s death occurs, (iv) accrued vacation through the date of termination (payable within 10 days thereafter) and (v) unreimbursed expenses for which documentation is properly submitted and payable in accordance with Section 4(f) above (all of the foregoing clauses (i) through (v), the “Final Compensation”). In addition, the LTI Award shall vest on a prorated basis and be settled to the Executive’s beneficiary or her estate, as applicable, within 10 days following the date of her death, with the pro-ration based on the number of full Bonus Years elapsed in the LTI Performance Period prior to the date of the Executive’s death, and with the payout value of the LTI Award based on actual Company performance for such Bonus Years; provided that if the Executive’s death occurs prior to December 31, 2010, the Executive shall not be entitled to the vesting and settlement of the LTI Award, which instead shall be immediately forfeited and cancelled as of the date of her death. The Company shall have no further obligation to the Executive hereunder other than any legal obligations to make health insurance coverage available to the Executive’s dependents, at the dependents’ expense, under COBRA (as defined in Section 15 below).

(b) Disability.

(i) During the term hereof, the Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, with or without reasonable accommodation, for 120 days during any period of 365 consecutive calendar days. Subject to Section 6, in the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of the Final Compensation, the vesting and, subject to Sections 5(i) and 5(j) below, settlement of the LTI Award within 10 days following the Executive’s termination of employment in accordance with the provisions of Section 5(a), and any legal obligations to make health insurance coverage available to the Executive, at the Executive’s expense, under COBRA; provided that if the Executive’s termination of employment occurs prior to December 31, 2010, the Executive shall not be entitled to the vesting and settlement of the LTI Award, which shall instead be immediately forfeited and cancelled as of the date of such termination.

(ii) The Parent Designated Officer in consultation with the Remuneration Committee may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of her employment; provided that such Base Salary shall be reduced by any disability income benefits the Executive receives under the Company’s disability income plan.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall continue to participate in Company benefit plans in accordance with Section 4(e) and subject to and in accordance with the terms of such plans, until the termination of her employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled. If the Executive or her duly appointed guardian reasonably objects to the physician selected by the Company, the Executive or her duly appointed guardian and the Company shall mutually select an independent physician. The determination by any physician selected under this section shall for the purposes of this Agreement be conclusive of the issue. In any event, if the Executive shall fail to submit to a medical examination under this section, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. During the term hereof, the Company may terminate the Executive’s employment under this Agreement for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Parent Designated Officer in consultation with the Remuneration Committee in their reasonable judgment, shall constitute Cause for termination:

(i) commission of a felony or any crime involving dishonesty or moral turpitude;

(ii) commission of any fraud, theft, embezzlement, misappropriation of funds, material breach of fiduciary duty as an officer or director or serious act of dishonesty;

(iii) repeated failure to follow the reasonable instructions of the Parent Designated Officer, which failure is materially injurious to the Company or any of its Affiliates, individually or in the aggregate, and which failure does not cease within 15 days after written notice specifying such failure in reasonable detail is given to the Executive by jointly by the Parent Designated Officer and the Remuneration Committee;

(iv) engaging in conduct likely to make the Company or any of its Affiliates subject to criminal liabilities, other than those arising from the Company’s normal business activities; or

(v) willful engagement in any other conduct or gross negligence, in either case that involves a material breach of fiduciary obligation on the part of the Executive as an officer or director or that could reasonably be expected to have a material adverse effect upon the business interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive’s employment under this Agreement for Cause, the Company shall have no further obligation or liability to the Executive, other than for the Accrued Rights, payable in accordance with Section 5(d)(i) below, the settlement of any LTI Award that had vested prior to the Executive’s termination of employment (as determined in accordance with the following sentence) within 10 days following the termination of the Executive’s employment (subject to Sections 5(i) and 5(j) below), any obligations to make health insurance coverage available, at the Executive’s expense, under COBRA and as may otherwise be set forth in Section 6 below. The LTI Award shall be deemed vested based on the number of full Bonus Years elapsed in the LTI Performance Period prior to the date of the Executive’s termination, with the payout value of the LTI Award based on actual Company performance for such Bonus Years; provided that if the Executive’s termination of employment occurs prior to December 31, 2010, the Executive shall not be entitled to the vesting and settlement of the LTI Award, which shall instead be immediately forfeited and cancelled as of the date of such termination. In the event of any termination pursuant to this Section 5(c), the Executive shall not be entitled to receive any Annual Bonus after the provision of notice of such termination.

(d) By the Company Other than for Cause or by Executive for Good Reason. The Company may terminate the Executive’s employment under this Agreement other than for Cause at any time upon notice to the Executive. The Executive may terminate her employment under this Agreement for Good Reason at any time pursuant to the notice provisions described in Section 5(d)(iii) below. In the event the Company terminates the Executive’s employment without Cause and other than as a result of her death or disability, or if the Executive terminates her employment for Good Reason, in each case, during the term hereof:

(i) The Company shall pay the Executive (A) accrued but unpaid base salary or other wages through the date of termination within 10 days thereafter, (B) accrued but unused vacation through the date of termination within 10 days thereafter, (C) any earned but unpaid Annual Bonus payable in accordance with Section 4(b) below, plus (D) unreimbursed expenses for which documentation is properly submitted and payable in accordance with Section 4(f) above (collectively, the “Accrued Rights”).

(ii) Subject to (A) the Executive’s execution of a general release of all claims, which the Executive allows to become effective, in substantially the form attached hereto as Exhibit A (the “Release”), within 60 days after Executive’s separation from service (the “Release Period”), and (B) the Executive’s compliance with the Executive’s obligations under the Proprietary Agreements (as defined in Section 7 below), the Contribution Agreement and the License Agreement, then the Company will pay the Executive, as severance, (1) cash in an amount equal to 18 months of the Executive’s Base Salary, (2) cash in an amount equal to 150% of the Annual Bonus earned by the Executive in the last completed Bonus Year, (3) an additional cash amount equal to $7,000, which the Executive may, but is not obligated to use, to pay the premiums upon converting her Company life insurance policy into an individual policy, and (4) provided that the Executive makes a timely and accurate election for continued coverage under the Company’s medical, dental and vision insurance plans under COBRA for the Executive and her eligible dependents, payment of the premiums for such COBRA coverage for up to 18 months (or such earlier date as she and her dependents cease to be eligible for such coverage), less the applicable active employee contribution for such coverage in an amount not to exceed the premium paid by the Executive immediately prior to her termination date (which amount the Executive will be required to pay directly) (collectively, the “Severance Amount”). Subject to Sections 5(i) and 5(j) below, items (1), (2), (3) and (4) of the Severance Amount will be payable in equal installments on the Company’s regular payroll pay cycle for 18 months commencing with the first payroll cycle following the expiration of the Release Period. In addition, and likewise subject to the execution by the Executive of an effective Release during the Release Period, the LTI Award shall vest in full and be settled to the Executive, subject to Sections 5(i) and 5(j) below, on the first business day immediately following the expiration of the Release Period, with the payout value of the LTI Award determined (x) based on the actual performance of the Company for the full Bonus Years elapsed in the LTI Performance Period prior the Executive’s termination of employment and (y) assuming performance of the Company at LTI Target Performance for the Bonus Year in which the termination of employment occurs and any subsequent Bonus Year in the LTI Performance Period; provided that if the Executive’s termination of employment occurs prior to December 31, 2010, the Executive shall not be entitled to the vesting and settlement of the LTI Award, which shall instead be immediately forfeited and cancelled as of the date of such termination. Notwithstanding the foregoing, none of the Severance Amount shall be paid to the Executive, nor shall the LTI Award vest and be settled to the Executive, in the event that the Release shall not have become effective by the expiration of the Release Period. Subject to Section 6 below, payment by the Company of the Accrued Rights and the Severance Amount and the settlement of the LTI Award shall constitute the entire obligation of the Company to the Executive under this Agreement in the event of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason.

(iii) “Good Reason” is defined as the following material adverse changes to the Executive’s employment with the Company without her written consent:

(A) a failure by the Company to continue the Executive as the Executive Chair of the Company,

(B) material diminution of nature or scope of the Executive’s responsibilities, duties or authority as Executive Chair and co-principal executive officer of the Company as set forth in Section 3(b) above, including by reason of the authority of the Parent Designated Officer, the Remuneration Committee or any other officer or agent of Parent to do so,

(C) requiring the Executive to report to anyone other than the Parent Designated Officer,

(D) termination of Mr. McCormick’s employment with the Company by the Company without “Cause” (as such term is defined in Mr. McCormick’s Employment Agreement with the Company of even date herewith) prior to the first anniversary of the Effective Date,

(E) a Change of Control of the Company,

(F) material breach of the Agreement by the Company, or

(G) requiring the executive to relocate her primary Company office outside of the San Francisco, California area.

In order to resign for Good Reason, the Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Executive’s written consent within 30 days after the initial occurrence of such event. The Company or any successor or Affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from the Executive. Any resignation of the Executive’s employment for “Good Reason” must occur no later than 30 days following the expiration of the cure period and must be a resignation from all positions she then holds with the Company and its Affiliates. The Executive’s resignation from employment with the Company for Good Reason shall be treated as an involuntary termination.

Notwithstanding anything to the contrary in this Agreement or in that certain Amended and Restated Employment Agreement by and between the Company and the Executive, dated as of December 19, 2008 (the “Prior Agreement”), the Executive expressly acknowledges and agrees that none of the following will constitute Good Reason for purposes of this Agreement or the Prior Agreement: (1) the execution of the Merger Agreement (or any other agreement contemplated by the Merger Agreement, including, without limitation, this Agreement, the Contribution Agreement or the License Agreement), (2) the Offer, (3) the Merger, (4) the abandonment or other failure of the Offer or the Merger to be completed or completed or (5) any diminution of nature or scope of the Executive’s responsibilities, duties or authority that results from (x) the delisting of the Company’s securities from The Nasdaq Global Stock Market or (y) the termination of the Company’s obligation to file periodic and current reports with the Securities and Exchange Commission. In addition, the Executive hereby acknowledges and agrees that the Company’s status as a subsidiary of Parent upon Purchaser’s purchase of shares of common stock of the Company pursuant to the Offer shall not constitute Good Reason for purposes of the Prior Agreement. The Executive further acknowledges and agrees that this Agreement shall serve as the writing required under Section 15 of the Prior Agreement.

(e) By Executive Other than For Good Reason. The Executive may terminate the Executive’s employment other than for Good Reason under this Agreement at any time upon 30 days’ notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5(e), the Parent Designated Officer in consultation with the Remuneration Committee may elect to waive or reduce the period of notice, and, if the Parent Designated Officer so elects, the Company will pay the Executive the Base Salary for the notice period (or for any remaining portion of the period), which amount shall be paid in a lump sum within 10 days following the date of the Executive’s termination of employment, together with the balance of the Accrued Rights. In addition, the LTI Award shall vest on a prorated basis and, subject to Sections 5(i) and 5(j) below, be settled to the Executive within 10 days following the termination of the Executive’s employment, with the pro-ration based on the number of full Bonus Years elapsed in the LTI Performance Period prior to the date of the Executive’s termination, and with the payout value of the LTI Award based on actual Company performance for such Bonus Years; provided that if the Executive’s termination of employment occurs prior to December 31, 2010, the Executive shall not be entitled to the vesting and settlement of the LTI Award, which shall instead be immediately forfeited and cancelled as of the date of such termination. In the event of any termination pursuant to this Section 5(e), the Executive shall not be entitled to receive any Annual Bonus after the provision of notice of such termination. The Executive’s rights to continued health insurance coverage after her termination shall be at her own expense as provided under COBRA.

(f) Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due to the Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

(g) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “notice of termination” to the other party hereto given in accordance with Section 5 of this Agreement. In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the notice of termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(h) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from

(i) any director, officer or employee position the Executive has with the Company or any of its Affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its Affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(i) Section 280G of the Code. Payments under this Section 5 shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive, after reduction for all federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under this Section 5, amounts payable under this Section 5 shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s total after-tax payments (the “required reduction amount”). The determination as to whether and to what extent payments under this Section 5 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Company’s independent accountants (the “Outside Firm”). In the event of any mistaken underpayment or overpayment under this Section 5, as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 5 shall be applied as follows: First out of the cash components of the Severance Amount, second out of COBRA premium component of the Severance Amount, and lastly out of the vesting of any equity awards.

(j) Required Delay for Certain Deferred Compensation. Notwithstanding any other provision of this Agreement, if at the time of separation from service the Executive is determined by the Company to be a specified employee (as defined in Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and Section 1.409A-1(i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to the Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Executive’s termination payments and benefits shall not be provided to the Executive prior to the earliest of (A) the date that is six months and one day after the Executive’s separation from service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”). Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to the Executive on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

(k) Section 409A. This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

SECTION 6. Effect of Termination. The provisions of this Section 6 shall apply in the event of a termination of the Executive’s employment, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of the Accrued Rights, receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan, indemnification under Section 14 below and payments or benefits that may be due the Executive under Section 5 above shall constitute the entire obligation of the Company to the Executive under this Agreement.

(b) Except for health insurance coverage continued pursuant to COBRA (including pursuant to Section 5(d) above) and receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan, the Executive’s employee benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5 hereof other than the Accrued Rights is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5 above and this Section 6, no compensation is payable after termination of employment under this Agreement.

SECTION 7. Confidential Information and Inventions. The Executive affirms her continuing obligations to the Company under the Employee Intellectual Property and Confidentiality Agreement and the Invention Assignment Agreement (together, the “Proprietary Agreements”). The terms of the Proprietary Agreements are incorporated by reference herein.

SECTION 8. Non-Solicitation of Employees. The Executive agrees that for an 18-month period commencing on the date her employment actually terminates, the Executive will not, directly or indirectly, solicit for hire or attempt to solicit for hire any employee of the Company or any of its Affiliates, assist in such soliciting for hire by any Person, or encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates.

SECTION 9. License Agreement. The Executive affirms her continuing obligations to the Company under the License Agreement and hereby agrees to remain bound by the terms of the License Agreement, as the same may be amended from time to time in accordance with the terms thereof.

SECTION 10. Injunctive Relief. Without intending to limit the remedies available to the Company under this Agreement, the Contribution Agreement or the License Agreement, the Executive agrees that a breach of any of the covenants contained in Sections 7 and 8 of this Agreement may result in material and irreparable injury to the Company and its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company or any of its Affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 7 or 8 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement or the Proprietary Agreements. Such injunctive relief in any court shall be available to the Company or the Affiliate in lieu of, or prior to or pending determination in, any arbitration proceeding.

SECTION 11. Defense of Claims. The Executive agrees that, during the term hereof, and, to the extent that the Executive is eligible to receive the Severance Amount, for a period of 18 months after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 11.

SECTION 12. Nondisparagement. The Executive agrees that at no time during her employment by the Company or thereafter shall she make, or cause or assist any other person to make, any statement or other communication to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any Affiliate, or any of their respective directors, officers or employees. In turn, the Company and Parent, shall not, in any authorized corporate communications to third parties, and shall endeavor to direct their directors and executive officers, including, without limitation, the Parent Designated Officer and the members of the Remuneration Committee, not to, make, or cause or assist any other person to make, any statement or other communication to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive.

SECTION 13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

SECTION 14. Indemnification. The Company will honor and abide by the indemnification agreement between the Company and the Executive, dated August 17, 1994 (the “Indemnification Agreement”), which shall survive the Offer and the Merger and continue in full force and effect in accordance with its terms, whether or not the Company’s insurance covers all such costs. Parent, for a period of six years after the Effective Time, shall cause the certificate of incorporation and by-laws of the Company to contain provisions no less favorable with respect to indemnification and limitation of liabilities of directors and officers and advancement of expenses than are set forth as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Executive. The rights of the Executive under this Section 14 shall survive the termination of the employment of the Executive with the Company. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of her employment with the Company.

SECTION 15. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

“Bankruptcy” shall mean, with respect to any entity, (i) the commencement by the entity of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that the entity is insolvent or bankrupt; (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to the entity; (iv) the filing of any such petition or the commencement of any such case or proceeding against the entity, unless such petition and the case or proceeding initiated thereby are dismissed within 90 days from the date of such filing; (v) the filing of an answer by the entity admitting the material allegations of any such petition; (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of the entity unless such appointment is vacated or dismissed within 90 days from the date of such appointment but not less than five days before the proposed sale of any assets of the entity; (vii) the insolvency of the entity or the execution by the entity of a general assignment for the benefit of creditors; (viii) the convening by the entity of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; (ix) the failure of the entity to pay its debts as they mature; (x) the levy, attachment, execution or other seizure of substantially all of the assets of the entity where such seizure is not discharged within 30 days thereafter; (xi) the admission by the entity in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due; or (xii) the decree of the dissolution of the entity by the final judgment of a court of competent jurisdiction.

“Bonus Year” shall mean any fiscal year of the Company.

“Change of Control of the Company” shall mean such time as (a) any Person other than Parent or its direct or indirect subsidiaries shall become the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting control of the Company, (b) the Company sells or transfers all or substantially all of its assets to any person other than Parent or any of its direct or indirect subsidiaries or (c) there is a Bankruptcy involving the Company; provided, however, that any transaction that also constitutes a Change of Control of Parent shall not constitute a Change of Control of the Company.

“Change of Control of Parent” shall mean (a) the transfer of all or a majority of the outstanding voting power of Parent or the merger or consolidation of Parent with another entity, in each case, which results in the holders of the voting power of Parent immediately prior to such transaction (or series of transactions) holding less than 50% of the voting power of Parent or the surviving or resulting entity, as the case may be, following such transaction, (b) the sale or transfer by Parent of all or substantially all of its assets to any Person other than its direct or indirect subsidiaries or (c) a Bankruptcy involving Parent.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law of similar effect.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

“Subsidiaries” means all persons and entities directly or indirectly controlled by the Company, where control may be by either management authority or equity interest.

SECTION 16. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

SECTION 17. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or contract.

SECTION 18. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other, provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

SECTION 19. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 21. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel, with a copy to Parent, attention of the Parent Designated Officer, or to such other address as either party may specify by notice to the other actually received.

SECTION 22. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including, without limitation, the Prior Agreement, but excluding the Proprietary Agreements, the Side Letter, the Indemnification Agreement, the Contribution Agreement, the LLC Agreement, and the License Agreement.

SECTION 23. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and, prior to the Effective Date, by an expressly authorized representative of each of the Company and of Parent, who shall be deemed to be a third party beneficiary to this Agreement in respect of this Section 23 only to the same extent as if it were a signatory to this Agreement through the Effective Date, and from and after the Effective Date, signed by the Executive and by an expressly authorized representative of the Company. If the Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

SECTION 24. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope , content or interpretation of any provision of this Agreement or any agreement referenced herein.

SECTION 25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 26. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy or claim between the parties arising under this Agreement shall be settled by arbitration conducted in San Francisco, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in force (the “Rules”) and the laws of the State of California. In the event that a party requests arbitration, it shall serve upon the other party a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the party requesting arbitration. If possible, the arbitrator will be selected by mutual agreement. If the parties do not select the arbitrator by mutual agreement, the arbitrator shall be selected in accordance with the Rules of the American Arbitration Association. The decision of the arbitrator shall be in writing and shall set forth the basis therefore. The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company shall pay the administrative charges, arbitrator’s fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration. This shall not preclude either party from seeking injunctive relief in any court having jurisdiction over the party against whom such injunction is sought, with respect to any violation of this Agreement (including without limitation the Proprietary Agreements) alleged to have occurred subsequent to the termination of employment hereunder and which, if proved, would be of the sort likely to cause harm as to which an award of money damages would not provide an adequate remedy.

SECTION 27. Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of California.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Leslie A. Blodgett	By:	/s/ Myles McCormick
Leslie A. Blodgett	Name:	Myles McCormick

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

Release of Claims

I understand and agree completely to the terms set forth in my Employment Agreement dated as of January 14, 2010 (the “Agreement”).

I understand that this Release, together with the Agreement (including the Proprietary Agreements), constitutes the complete, final and exclusive embodiment of the entire agreement between Bare Escentuals, Inc., a Delaware corporation (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Proprietary Agreements.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent, and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory and regulatory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party (including, without limitation, the Indemnification Agreement), the charter, bylaws, or operating agreements of the Company, or under applicable law; (2) any rights or claims that I may have pursuant to any other agreements with the Company or any of its Affiliates to which I am a party or a beneficiary thereof relating to my status as a shareholder of the Company, intellectual property rights or other matters not directly related to my employment with the Company, including, without limitation, any rights or claims under the Contribution Agreement, the License Agreement, the LLC Agreement and any Guarantee Agreements ancillary to the foregoing agreements; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits or other personal relief in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I represent and warrant that I have not assigned any of the Released Claims being released under this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

Nothing in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign following my termination of employment and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Name:	Leslie A. Blodgett
Date:

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